EXHIBIT 23.3

CONSENT OF FINANCIAL ADVISORS

We consent to the inclusion of our Fairness Opinion issued to Premier Financial Bancorp, Inc.’s Board of Directors in this Proxy Statement and registration statement on Form S-4.  We also consent to the reference to our firm under the caption “Experts.”

 /s/ Baxter Fentriss and Company

Baxter Fentriss and Company

Richmond, Virginia
June 18, 2009